
          Schedule of Year-To-Date Principal and Interest Distributions
                                       to
                               Certificateholders

                                                               Ending
Class            Interest          Principal    Losses         Balance
A-1            5085732.55         63489419.56      0       119994580.44
A-2            1886178.60                   0      0        56388000.00
A-3            1637250.12                   0      0        47183000.00
A-4             546841.98                   0      0        15404000.00
A-5             735861.18                   0      0        20133000.00
A-6             452175.00                   0      0        12058000.00
A-7            1396940.82                   0      0        38912000.00
